Filed Pursuant to Rule 424(b)(3)
Registration No. 333-103634-1
$510,506,200 (Approximate)
SEQUOIA MORTGAGE TRUST 2003-4
Mortgage Pass-Through Certificates
SEQUOIA RESIDENTIAL FUNDING, INC.
Depositor
February 14, 2007

SECURITY	PRICE PAID	PRICE RECEIVED
Sequoia Mortgage Trust 2003-4 Class 2-B-2 Certificates	97.37%	100.7319%
Sequoia Mortgage Trust 2003-4 Class 2-B-3 Certificates	94.20%	99.2378%

     The above referenced securities are being sold by Redwood Trust, Inc., parent of the Depositor, at the prices set forth above to Acacia CDO 11, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Acacia 11”) for pledge by it to Wells Fargo Bank, National Association, as Trustee under an Indenture dated as of February 14, 2007, among Acacia 11, Acacia CDO 11, Inc. and the Trustee.
Company Contact
Andrew Sirkis
(415) 389-7373
andy@redwoodtrust.com
The prospectus supplement dated July 24, 2003, should be read in its entirety by anyone considering an investment in the Securities being offered by Redwood Trust, Inc.
Consider carefully the risk factors beginning on page S-12 of the prospectus supplement.
The investments referred to above are not insured or guaranteed by any governmental agency.
Offers of these Securities are made by prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved these securities or determined if the prospectus supplement dated July 24, 2003 or this prospectus supplement are accurate or complete.
Any representation to the contrary is a criminal offense.
Supplement dated February 14, 2007
to the Prospectus Supplement dated July 24, 2003